EXHIBIT 3.3

Second Amendment to Amended and Restated Bylaws

of Metro One Telecommunications, Inc.

NOW, THEREFORE, BE IT RESOLVED, that Article VI of the Bylaws is deleted in its entirety and is amended to read in full as follows:

ARTICLE VI

ISSUANCE OF SHARES

6.1        Certificates for Shares.

(a)        Certificates representing shares of the corporation shall be in a form determined by the Board of Directors consistent with the requirements of the Oregon Business Corporation Act (the “Act”) and these Restated Bylaws; provided that any shares of the corporation may be uncertificated, whether upon original issuance, reissuance or subsequent transfer.  Shares represented by certificates shall be signed, either manually or in facsimile, by two officers of the corporation, at least one of whom shall be the President or a Vice President, and may be sealed with the seal of the corporation or a facsimile thereof.   The signature of officers upon a certificate may be facsimilies if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or an employee of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified.  Except as otherwise provided by law, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates.

(b)        Every certificate for shares of stock that are subject to any restriction on transfer pursuant to the Articles of Incorporation, these Restated Bylaws, securities laws, agreements among or between shareholders, or any agreement to which the corporation is a party shall have conspicuously noted on the face or back of the certificate either (i) the full text of the restriction or (ii) a statement of the existence of the restriction and that the corporation retains a copy of the restriction. Every certificate issued when the corporation is authorized to issue more than one class or series within a class of stock shall set forth on its face or back either (i) the full text of the designations, relative rights, preferences, and limitations of the shares of each class and the variations in rights, preferences and limitations for each series authorized to be issued and the authority of the Board of Directors to determine variations for future series or (ii) a statement of the existence of such designations, relative rights, preferences, and limitations and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

(c)        Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall cause to be sent to the registered owner of such shares a written notice that will designate the name of the corporation and the state law under which the corporation is organized, the name of the person to whom the uncertificated shares are issued, and the number and class of shares and the designation of the series, if any, of the shares represented.  The written notice will summarize any restriction on the transfer of shares imposed by the corporation’s Articles of Incorporation, these Restated Bylaws, securities laws, agreements among or between shareholders or any agreement to which the corporation is a party, and if the corporation  is authorized to issue different classes of shares or different series within a class, the full text of the designations, relative rights, preferences and limitations of the shares of each class, the variations in rights, preferences and limitations for each series authorized to be issued, and the authority of the Board of Directors to determine variations for future series, and further shall provide such other information as may be required under the Act.

(d)        The name and mailing address of the person to whom shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. Each shareholder shall have the duty to notify the corporation of his or her mailing address. All certificates surrendered to the corporation for transfer shall be canceled, and no new certificate of stock or uncertificated shares shall be issued for then-outstanding certificated shares until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors prescribes.  Upon receipt of proper transfer instructions from the holder of uncertificated shares, the corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books.

6.2        Transfer of Shares. A transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on surrender for cancellation of the certificate for such shares or upon proper instruction from the holder of uncertificated shares. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes

6.3        Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the corporation, with such powers and duties as the Board of Directors determines by resolution.

6.4        Officer Ceasing to Act. If the person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate is nevertheless valid.